Exhibit 23.3

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 9, 2016 with respect to the consolidated financial statements of Tribute Pharmaceuticals Canada Inc. included in this Registration Statement post-effective Amendment No. 1 to Form S-1 on Form S-3 (Form S-3) and related Prospectus of Aralez Pharmaceuticals Inc. for the registration of the resale of 7,200,000 shares of Aralez Pharmaceuticals Inc. common shares.

McGovern, Hurley, Cunningham, LLP

Chartered Accountants

Licensed Public Accountants

March 18, 2016

Toronto, Canada